EXHIBIT 5.1

July 27, 2005

UQM Technologies, Inc.
7501 Miller Drive
Frederick, Colorado 80530

  Re:
  UQM Technologies, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

        As counsel for UQM Technologies, Inc. a Colorado corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act" ), that the Company is filing on the date hereof with the Securities and Exchange Commission with respect to the registration of 1,365,188 shares of its common stock (the "Private Placement Shares") previously issued to the Private Placement Selling Shareholders identified in the Registration Statement and 548,009 shares of its common stock (the "Warrant Shares") that may be issued in the future to the Warrant Holder Selling Shareholders identified in the Registration Statement upon exercise of the Warrants described in the Registration Statement (the "Warrants").

        We have also examined the Company's Restated Articles of Incorporation, By-laws and the record of its corporate proceedings, each certified as being complete, true and correct by the Secretary of the Company, a certificate issued by the Colorado Secretary of State, dated as of July 27, 2005, relating to the good standing of the Company in the State of Colorado, and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.  We have assumed that adequate consideration for the Private Placement Shares was received by the Company.

         Based on such investigation and assumptions, it is our opinion that (subject to compliance with the pertinent provisions of the Act and to compliance with such securities or "blue sky" laws of any jurisdiction as may be applicable):

1.    The Private Placement Shares have been validly issued and are fully paid and nonassessable.

2.    When the Warrant Shares shall have been executed, issued and sold and when payment therefor shall have been received by the Company, all in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

        The opinions expressed herein are limited to the laws of the State of Colorado and the federal laws of the United States of America.

        We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

        We express no opinion as to any matters not expressly set forth herein. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions.

Very truly yours,

/s/ HOLME ROBERTS & OWEN LLP